Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated September 4, 2025, is entered into by and between Seaport Entertainment Group Inc., a Delaware corporation (the “Company”), and Matthew Partridge (the “Executive”).

RECITALS

WHEREAS, the Executive and Howard Hughes Holdings Inc. (“HHH”) previously entered into that certain Employment Agreement dated as of February 2, 2024 (the “Original Employment Agreement”);

WHEREAS, the Original Employment Agreement was amended by that certain Amendment to Employment Agreement dated as of August 1, 2024 (the “Amendment” and, together with the Original Employment Agreement, the “Amended Employment Agreement”);

WHEREAS, the Company and Executive wish to make certain changes to the Amended Employment Agreement; and

WHEREAS, pursuant to Section 12 of the Amended Employment Agreement, the Amended Employment Agreement may be amended at any time by written agreement between the Company and the Executive.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Employment Period.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions, rights and obligations of this Agreement, for the period which commenced on September  4, 2025 (the “Effective Date”) and ending, unless terminated earlier pursuant to Section 3 hereof, on the fifth (5th) anniversary of the Effective Date.  Unless earlier terminated pursuant to Section 3, upon the fifth (5th) anniversary of the Effective Date and each anniversary thereafter, Executive’s employment hereunder shall renew automatically for additional periods of one (1) year, unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.  The period that the Executive is employed hereunder is referred to herein as the “Employment Period.”
2.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company. Executive’s job duties and responsibilities as President and Chief Executive Officer shall include such authority, duties and responsibilities as are normally attendant to such position and such other duties commensurate with this position that may be reasonably assigned by the Company’s Board of Directors (the “Board”). During his employment, the Executive shall report to the Board.

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(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his business attention and time to the business and affairs of the Company, and to use his reasonable best efforts to perform such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on civic or charitable boards or committees, (B) manage personal and family investments, (C) engage in lectures or teaching, and (D) serve as a director on a for-profit private or public company so long the Board approves of such service in writing, and in each case so long as any such activities referenced in Section 2(a)(ii)(A)-(D) do not, individually or in the aggregate, interfere with the discharge of the Executive’s responsibilities pursuant to this Agreement or violate any of the Executive’s obligations hereunder; provided, however, for the avoidance of doubt, during the Employment Period, the Executive shall not hold any other management positions at other companies or any other entities outside of the Company.
(b)Compensation.
(i)Base Salary.  Unless increased by the Board in its sole discretion, the Executive shall receive an annualized base salary of EIGHT HUNDRED THOUSAND DOLLARS ($800,000) (the “Annual Base Salary”) payable in equal installments in accordance with the Company’s normal payroll practice for its senior executives, subject to the Executive’s continued employment with the Company.
(ii)Annual Bonus.  During each calendar year of the Employment Period, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) with a target amount of ONE HUNDRED PERCENT (100%) of Annual Base Salary (the “Target Bonus Amount”), which shall be awarded each year during the Employment Period by the Compensation Committee of the Board (the “Compensation Committee”) based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time (the “Annual Bonus Performance Metrics”).  The amount of the Annual Bonus shall be paid to Executive each year shall be determined by the Compensation Committee based on the achievement of the Annual Bonus Performance Metrics; provided, however, that, if the Compensation Committee establishes a minimum overall performance goal that is required to be achieved for the Executive to be eligible to receive any Annual Bonus in respect of a calendar year, and that minimum overall goal is achieved for such calendar year, then the Annual Bonus for such calendar year shall be equal to at least FIFTY PERCENT (50%) of the Target Bonus Amount, but not more than ONE-HUNDRED AND FIFTY PERCENT (150%) of the Target Bonus Amount.  The Annual Bonus for each year shall be paid to the Executive as soon as reasonably practicable following the end of such year and at the same time that other senior executives of the Company receive bonus payments, but in no event later than March 15 following the end of the calendar year to which such Annual Bonus relates.
(iii)Annual Equity or Equity-Based Incentive Awards.  During each calendar year of the Employment Period beginning in calendar year 2026, the Executive shall be eligible to receive an annual equity award (the “Annual LTIP Award”), which shall be awarded each year during the Employment Period by the Compensation Committee

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based upon its evaluation of such performance measures and objectives as may be established by the Compensation Committee from time to time.  The Annual LTIP Award shall be a long-term equity or equity-based incentive award with an aggregate targeted grant value (with respect to the portion of the Annual LTIP Award that is subject to performance metrics, based on the achievement of the applicable performance metrics that cause the award to vest at the level of 100%, and without taking into account the probability of the award vesting at that level on the date of grant) on the date of grant equal to the target amount of TWO MILLION FOUR HUNDRED THOUSAND DOLLARS ($2,400,000) (the “Target LTIP Award Amount”), with the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to such Annual LTIP Award determined by dividing the aggregate grant value by the closing price per share of the Common Stock on a nationally recognized exchange or as otherwise provided for in the Incentive Plan on the date of grant.  With respect to the portion of the Annual LTIP Award that is subject to performance metrics, the determination as to whether the performance metrics have been achieved shall be made in the sole discretion of the Compensation Committee. The Annual LTIP Award shall be granted to the Executive at or around the same time that other senior executives of the Company are granted their annual equity or equity-based incentive awards but in no event later than March 31 following the end of the calendar year to which such Annual LTIP Award relates.  Twenty-five percent (25%) of each Annual LTIP Award granted to the Executive shall consist of restricted stock units that provide for pro rata time vesting over three years in accordance with the terms of the applicable award agreement (the “RSU Award”), twenty-five percent (25%) of each Annual LTIP Award granted to the Executive shall consist of stock options that provide for pro rata time vesting over four years and are subject to a 10-year term in accordance with the terms of the applicable award agreement (the “Stock Option Award”) and the other fifty percent (50%) of each Annual LTIP Award shall consist of restricted stock units that provide for performance-based vesting based on performance metrics measured for a three-year performance period in accordance with the terms of the applicable award agreement (the “Performance RSU Award”).  All Annual LTIP Awards shall be subject to the terms and conditions of the Incentive Plan and any applicable award agreements thereunder. For purposes of this Agreement, “Incentive Plan” shall mean Seaport Entertainment Group Inc. 2024 Equity Incentive Plan, as in effect from time to time (and any successor plan thereto).
(iv)Initial LTIP Award. On or as soon as practicable following the Effective Date, the Company shall grant Executive an Initial LTIP Award under the Incentive Plan with an aggregate grant value of at least $1,367,671, which shall consist of (i) restricted stock units that provide for pro rata time vesting over three years in accordance with the terms of the applicable award agreement with respect to approximately 25% of such amount, (ii) stock options that provide for pro rata time vesting over four years and are subject to a 10-year term in accordance with the terms of the applicable award agreement with respect to approximately 25% of such amount and (iii) restricted stock units that provide for performance-based vesting based on performance metrics measured for a three-year performance period in accordance with the terms of the applicable award agreement with respect to approximately 50% of such amount (collectively, the “Initial LTIP Award”). The Initial LTIP Award is subject to the terms and conditions of the Incentive Plan and the applicable award agreements thereunder.

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(c)Benefits.  During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee welfare benefit plans, practices, policies and programs and fringe benefits to the extent applicable generally and on a basis no less favorable than that provided to other senior officers of the Company, including, without limitation, health, medical, dental, vision, disability and life insurance plans.  The Executive shall be entitled to paid annual vacation in accordance with the Company’s paid time off policy in effect from time to time.
(d)Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of the Executive’s duties hereunder, in accordance with Company policy as in effect from time to time.
(e)Business Travel.  Notwithstanding the foregoing, to the extent that the Executive is required to travel during the Employment Period in connection with the Executive’s duties and responsibilities hereunder, the Company shall, in accordance with Company policy as in effect from time to time, reimburse the Executive as follows:  (i) for first class commercial air travel for the Executive (and the Executive’s spouse, if the Executive’s spouse’s presence is required for Company events, consistent with the Company’s general policies); and (ii) for first-class hotel accommodations.
3.Termination of Employment.
(a)Death or Permanent Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death or if the Executive suffers a Permanent Disability.  For purposes of this Agreement, “Permanent Disability” means the inability of the Executive to perform the essential functions of his job with the Company by reason of a medically determinable physical or mental impairment that can be expected to last for sixty (60) or more consecutive days or more than ninety (90) days during any three hundred sixty-five (365) day period, as determined by a duly licensed physician.  If the Executive suffers a Permanent Disability during the Employment Period, the Company may give to the Executive written notice, in accordance with Section 12(b), of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after the Executive’s receipt of such notice by the Company, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  The Executive shall fully cooperate in connection with the determination of whether a Permanent Disability exists.
(b)Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” shall mean, as determined in good faith by a unanimous vote (excluding the Executive if he is then a member of the Board) of the Board at a meeting of the Board held for such purpose, and where the Executive and the Executive’s counsel had an opportunity (on at least 15 days prior notice) to be heard before the Board, the Executive’s:
(i)conviction, plea of guilty or no contest to any felony;

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(ii)gross negligence or willful misconduct in the performance of the Executive’s duties;
(iii)drug addiction or habitual intoxication;
(iv)commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, material violation of law or a material act of dishonesty against the Company, in each case that the Board determines was willful;
(v)material and continued breach of this Agreement, after notice for substantial performance is delivered by the Company in writing that identifies in reasonable detail the manner in which the Company believes the Executive is in breach of this Agreement;
(vi)willful material breach of Company policy or code of conduct; or
(vii)willful and continued failure to substantially perform his duties hereunder (other than such failure resulting from the Executive’s incapacity due to physical or mental illness);

provided, however, that in each case the Company shall provide the Executive with written notice that an event constituting Cause has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Sections 3(b)(ii), (v), (vi) or (vii) above, the Executive shall be given thirty (30) days from his receipt of written notice to cure such events.  If the Executive cures an event during such period that would otherwise constitute Cause, then the Company will have no right to terminate the Executive’s employment for Cause.  For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted not in good faith or without reasonable belief that the act or omission was in the best interests of the Company.  Any act or omission by the Executive based upon a resolution duly adopted by the Board or advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company.  This Section 3(b) shall not prevent the Executive from challenging whether the Board acted in good faith in determining that Cause exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination in accordance with the procedures set forth in Section 10.  In addition, and for the avoidance of doubt, the burden of proof regarding the existence of Cause shall be on the Company.

(c)Good Reason.  The Executive may terminate the Executive’s employment during the Employment Period for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:
(i)a material diminution in the Executive’s base compensation;
(ii)a material diminution in the Executive’s authority, duties or responsibilities;
(iii)the Executive no longer reports directly to the Board;

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(iv)any other action or inaction that constitutes a material breach by the Company of this Agreement; or
(v)any requirement that the Executive relocate or maintain his principal location more than fifty (50) miles from New York, New York;

provided, however, that in each case the Executive must provide the Company with written notice that an event constituting Good Reason has occurred (such notice to be provided within sixty (60) days of the initial occurrence of such event) and specifying the details of such event.  With respect to any events described under Section 3(c)(i), (ii), (iv) or (v) above, the Company shall be given thirty (30) days from its receipt of written notice to cure such events.  If the Company cures an event during such period that would otherwise constitute Good Reason, then the Executive will have no right to terminate his employment for Good Reason.  Following the occurrence of a Change in Control (as defined below), any claim by the Executive that Good Reason exists shall be presumed to be valid and correct unless an AAA arbitrator determines, in accordance with Section 10, that the Company has established by clear and convincing evidence that Good Reason does not exist.  A termination of the Executive’s employment for Good Reason in accordance with this Section 3(c) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)Without Cause.  Subject to the provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment hereunder without Cause by providing the Executive with sixty (60) days’ prior written Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
(e)Without Good Reason.  The Executive will have the right to voluntarily terminate his employment hereunder without Good Reason by providing the Company with sixty (60) days’ prior written Notice of Termination, and such voluntary termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.
(f)Notice of Termination.  Any termination by the Company or by the Executive shall be communicated by providing Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) the contemplated date of termination.
4.Obligations of the Company upon Termination.
(a)Non-Change in Control Termination and Non-Renewal.  If (1) during the Employment Period, the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability); (2) during the Employment Period, the Executive shall terminate his employment for Good Reason; or (3) the Executive’s employment is terminated based on the Company electing to not renew or extend the Employment Period on the fifth (5th) anniversary, or any subsequent anniversary, of the Effective Date, the Company shall have no further obligations to the Executive except as follows:

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(i)the Company shall pay or provide the Executive, to the extent not theretofore paid, as soon as practicable after the date of termination (but in no event later than 60 days after the date of termination):  (A) accrued Annual Base Salary and vacation pay through the date of termination; (B) any reimbursement to which the Executive is entitled pursuant to Company policy, but which was not reimbursed prior to the date of termination; and (C) any other earned but unpaid outstanding compensatory arrangements ((A), (B) and (C)), together, the “Accrued Benefits”);
(ii)the Company shall pay the Executive at the normally scheduled time an amount equal to the product of (x) the Target Bonus Amount multiplied by (y) a fraction, the numerator of which is the number of days of during such calendar year that the Executive was employed by the Company and the denominator of which is 365 (the “Prorated Bonus”);
(iii)the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of one times (1x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount; and
(iv)(A) all prior share Awards (as defined in the Incentive Plan or its predecessor), granted to Executive pursuant to any agreement(s) entered into prior to the Effective Date between Executive and the Company and any portion of the Initial LTIP Award, in each case, that remain outstanding as of the date of termination and are subject to forfeiture as of the date of termination shall fully vest and become non-forfeitable on the date of termination and, notwithstanding anything to the contrary in the Incentive Plan or any award agreement thereunder, any vested stock options shall remain exercisable for a period of exactly one year following the date of termination; provided, that any such Awards that are subject to performance-based vesting restrictions or conditions shall instead be treated in accordance with clause (C) of this Section 4(a)(iv), (B) all outstanding equity awards granted to the Executive under the Incentive Plan that are subject to time-based vesting (including but not limited to Annual LTIP Awards that are RSU Awards and Stock Option Awards), if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable on the date of termination and, notwithstanding anything to the contrary in the Incentive Plan or any award agreement thereunder, any vested stock options (including but not limited to the Stock Option Awards) shall remain exercisable for a period of exactly one year following the date of termination, and (C) all outstanding equity awards granted to the Executive under the Incentive Plan that are subject to performance-based vesting (including but not limited to Annual LTIP Awards that are Performance RSU Awards), if any, that are subject to forfeiture on the date of termination shall remain outstanding and continue to vest in accordance with the terms and conditions of the grant of the applicable equity award as if Executive’s employment had continued through the date on which the performance metrics are measured (and the Company shall take any action that is necessary to ensure that such equity awards remain outstanding under the Incentive Plan), and at such time such equity awards shall either be vested or forfeited based on the achievement of the applicable performance metrics (the “Continued Eligibility for Vesting”).

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The amounts payable or to be provided under this Section 4(a) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(b) and Section 4(c).

(b)Termination Because of Death or Permanent Disability.  If, during the Employment Period, the Executive’s employment terminates because the Executive dies or as a result of Permanent Disability, the Company shall have no further obligations to the Executive except as follows:
(i)the Accrued Benefits;
(ii)the Prorated Bonus; and
(iii)(A) all outstanding equity awards granted to the Executive under the Incentive Plan that are subject to time-based vesting (including but not limited to Annual LTIP Awards that are RSU Awards and Stock Option Awards), if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable on the date of termination and, notwithstanding anything to the contrary in the Incentive Plan or any award agreement thereunder, any vested stock options (including but not limited to the Stock Option Awards) shall remain exercisable for a period of exactly one year following the date of termination, and (B) the Continued Eligibility for Vesting.
(iv)The amounts payable or to be provided under this Section 4(b) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a) and Section 4(c).
(c)Change in Control Termination.  If (1) the Company shall terminate the Executive’s employment without Cause (and other than upon the Executive’s death or Permanent Disability), (2) the Executive shall terminate his employment for Good Reason, or (3) the Executive’s employment is terminated based on the Company electing to not renew or extend the Employment Period on the fifth (5th) anniversary, or any subsequent anniversary, of the Effective Date, in each case, upon, or within twelve (12) months following, a Change in Control (any such termination of employment, a “Change in Control Termination”), the Company shall have no further obligations to the Executive except as follows:
(i)the Accrued Benefits;
(ii)the Prorated Bonus;
(iii)the Company shall pay the Executive, on the 60th day following the date of termination, a lump sum amount equal to the product of two times (2x) the sum of (A) the Annual Base Salary (which shall be the Annual Base Salary prior to any reduction if the termination is for Good Reason because of a reduction in the Annual Base Salary) plus (B) the Target Bonus Amount;
(iv)(A) all prior share Awards granted to the Executive pursuant to any agreement(s) entered into prior to the Effective Date between the Executive and the Company and any portion of the Initial LTIP Award, in each case, that remain outstanding as of the date of termination that are subject to forfeiture as of the date of termination shall

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fully vest and become non-forfeitable on the date of termination and, notwithstanding anything to the contrary in the Incentive Plan or any award agreement thereunder, any vested stock options shall remain exercisable for a period of exactly one year following the date of termination; provided, that any such Awards that are subject to performance-based vesting restrictions or conditions shall instead be treated in accordance with clause (C) of this Section 4(c)(iv); (B) all outstanding equity awards granted to the Executive under the Incentive Plan that are subject to time-based vesting (including but not limited to Annual LTIP Awards that are RSU Awards and Stock Option Awards), if any, that are subject to forfeiture on the date of termination shall fully vest and become non-forfeitable on the date of termination and, notwithstanding anything to the contrary in the Incentive Plan or any award agreement thereunder, any vested stock options (including but not limited to the Stock Option Awards) shall remain exercisable for a period of exactly one year following the date of termination, and (C) all outstanding equity awards granted to the Executive under the Incentive Plan that are subject to performance-based vesting (including but not limited to Annual LTIP Awards that are Performance RSU Awards), if any, that are subject to forfeiture on the date of termination shall fully and immediately vest and become non-forfeitable on the date of termination at the greater of (1) one hundred percent (100%) of the number of shares of Common Stock granted pursuant to each such equity award, or (2) the performance level that has been achieved as of the date of termination; and
(v)If the Company’s group health plans are subject to the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), if the Executive elects to continue coverage for the Executive and/or the Executive’s spouse and eligible dependents, if any, under COBRA, the Company shall promptly reimburse the Executive on a monthly basis for the difference between the amount the Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Subsidy”). Each payment of the COBRA Subsidy shall be paid to the Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which the Executive submits to the Company documentation of the applicable premium payment having been paid by the Executive, which documentation shall be submitted by the Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. The Executive shall be eligible to receive such reimbursement payments until the earliest of: (1) the date that is eighteen (18) months following the date of termination; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (3) the date on which the Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by the Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain the Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the COBRA Subsidy cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and the Executive shall negotiate in good faith to determine an alternative

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manner in which the Company may provide substantially equivalent benefits to the Executive without such adverse impact on the Company.

The amounts payable or to be provided under this Section 4(c) shall be in lieu of any amounts that would otherwise be paid or provided under Section 4(a) and Section 4(b).

(d)Condition.  The Company shall not be required to make the payments and provide the benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii) or 4(c)(iv) hereof unless, prior to payment, the parties hereto (or the Executive’s estate in the event of Executive’s death) have entered into a release substantially in the form attached hereto as Exhibit B (for which the applicable seven-day revocation period has expired), prior to the 60th day following the date of termination, under which the Executive releases the Company, its Affiliates and their officers, directors and employees from all liability (other than the payments and benefits under this Agreement); provided, that if the time period for executing and returning the release begins in one taxable year and ends in a second taxable year, any payments shall not commence until the second taxable year.  In the event that such release is not executed and delivered to the Company in accordance with this Section 4(d) prior to the 60th day following the date of termination (with the applicable seven-day revocation period having expired), the Executive shall forfeit the payments and benefits specified in Sections 4(a)(ii), 4(a)(iii), 4(a)(iv), 4(b)(ii), 4(b)(iii), 4(c)(ii), 4(c)(iii) or 4(c)(iv) hereof, as applicable.
(e)Termination for Cause; Resignation without Good Reason; the Executive’s Non-Renewal.  For the avoidance of doubt, in the event that the Executive’s employment with the Company ends due to a termination by the Company for Cause, the Executive’s voluntary termination without Good Reason, or based on the Executive electing to not renew or extend the Employment Period on the fifth (5th) anniversary, or any subsequent anniversary, of the Effective Date, then in each case Executive shall be entitled to receive the Accrued Benefits, but the Company shall have no further payment obligations (including with respect to severance pay or benefits) following the date the Executive’s employment ends.
(f)Resignation from Certain Directorships.  Following the Employment Period or the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from all fiduciary positions (including as trustee) and from all other offices and positions he holds with the Company and any of its Affiliates; provided, however, that if the Executive refuses to tender his resignation after the Board has made such request, then the Board shall be empowered to tender the Executive’s resignation from such offices and positions.
5.Certain Definitions.
(a)For purposes of this Agreement, “Change in Control” shall mean a “Change of Control,” as defined in the Incentive Plan; provided, that notwithstanding anything to the contrary in the Incentive Plan or this Agreement, any transaction with Pershing Square Capital Management, L.P. or any of its Affiliates shall not be deemed to be a Change in Control, unless otherwise determined by the Board.

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(b)For purposes of this Agreement, “Affiliate” means, with respect to any Person, (A) if such Person is not an individual, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or any entity in which such Person has a substantial equity interest, and (B) if such Person is an individual, a spouse of such Person, or any child or parent of such Person.  For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, business entity or other entity of any kind or nature, including any business unit of such Person.
6.No Mitigation. In no event shall the Executive be obligated to seek or obtain other employment after the date of termination, or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, whether or not the Executive obtains other employment.  The Company may offset any amounts that it owes to the Executive by any amounts that the Executive owes to the Company or its Affiliates; provided that, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code be subject to offset by any amount unless such offset is expressly permitted under Section 409A of the Code.
7.Potential Reductions.
(a)Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Executive’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (i) any cash severance amount, as described in Sections 4(c)(ii) and 4(c)(iii); and (ii) any acceleration of outstanding equity compensation, as described in Section 4(c)(iv) hereof (the payments and benefits set forth in clauses (i) through (ii) of this Section 7(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise

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Tax:  (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(b)All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed, whether the Total Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company that a payment is due to be made hereunder, or such earlier time as is requested by the Executive.  All reasonable fees and expenses of the Determination Firm shall be borne solely by the Company.  Any determination by the Determination Firm shall be binding upon the Company and Executive, absent manifest error.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that payments which Executive was entitled to, but did not receive as a result of application of Section 7, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder.  In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 7 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.
8.Restrictive Covenants.
(a)Non-Solicit.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not (except in connection with the performance of his duties for the Company) in any manner, directly or indirectly (without the prior written consent of the Company) Solicit (as defined below) anyone who is then an employee or independent contractor of the Company or its Affiliates or who was an employee or independent contractor of the Company or its Affiliates within the prior twelve (12) months to resign from the Company or its Affiliates or to apply for or accept employment with any other business or enterprise.  For purposes of this Agreement, “Solicit” means any direct

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or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
(b)Confidential Information.  The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring, and adding to confidential information of  a special and unique nature and value relating to the Company and its Affiliates and their strategic plan and financial operations.  All trade secrets, confidential information, and proprietary information of the Company and any of its Affiliates, and any other non-public information that gives the Company or any of its Affiliates a competitive advantage due to its not being known by the general public is referred to herein as “Confidential Information.”  The Executive further recognizes and acknowledges that all Confidential Information is the exclusive property of the Company and its Affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company and its Affiliates.  Accordingly, the Executive hereby covenants and agrees that he will use Confidential Information solely for the benefit of the Company and its Affiliates only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any Confidential Information to any person, firm, corporation or entity whatsoever, or use any Confidential Information for his own benefit or for the benefit of others.
(c)Notwithstanding the foregoing, the Executive shall be authorized to disclose Confidential Information (i) as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), or (ii) with the prior written consent of the Company.  Notwithstanding anything to the contrary in this Agreement, the Executive shall not be prohibited from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing confidential information (including Confidential Information) to the extent required by law or legal process or permitted by Section 21F of the Exchange Act, (iii) initiating communications with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including, for the avoidance of doubt, the Department of Justice, Department of Labor, Securities and Exchange Commission, Congress, any Inspector General and any other governmental commission, agency, or regulatory authority) regarding a possible violation of any law; (iv) responding to any inquiry or legal process directed to the Executive from any governmental agency; (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law; (vi) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding; or (vii) receiving an award for information provided to any government agency that is responsible for enforcing the law.  Further, nothing herein will prevent the disclosure of factual information related to any claim (including any future claim) of discrimination. Nothing in this Agreement requires the Executive to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company or any of its Affiliates that he has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation

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against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
(d)Non-Competition.  During the Employment Period, and for a twelve (12) month period after the Executive’s employment is terminated for any reason, the Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in any business that is directly competitive with the business of the Company, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, Affiliate or otherwise.  Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding securities of any publicly traded company engaged in the business of the Company.
(e)Survival.  Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.
(f)Non-Disparagement.  During the Employment Period and thereafter, the Executive shall not, in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Company, any of the Company’s Affiliates or any of their employees, officers or directors. The Company, in turn, agrees that they will not make, in any authorized corporate communications to third parties, and they will direct the members of the respective Boards the executive officers of the Company, not to in any manner, directly or indirectly through another person or entity, knowingly make any false or any disparaging or derogatory statements about the Executive; provided, however, that nothing herein shall prevent either party from giving truthful testimony or from otherwise making good faith statements in connection with legal investigations or other proceedings.
(g)Enforcement.  If, at the time of enforcement of this Section 8, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.
9.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

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(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Upon the occurrence of a Change in Control, the Company will similarly require the acquiring entity to assume the Company’s obligations under this Agreement.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets (or the acquiring entity upon the occurrence of a Change in Control as described and defined above).
10.Disputes.
(a)Jurisdiction and Choice of Forum.  Except as set forth in Section 8(f), all disputes directly or indirectly arising under or related to the employment of the Executive or the provisions of this Agreement shall be settled by final and binding arbitration under the rules of the American Arbitration Association (“AAA”) then in effect, and such arbitration shall be held in New York, New York, as the sole and exclusive remedy of the parties.  The arbitration shall be heard by one (1) AAA arbitrator who shall be selected by the AAA.  The arbitrator shall have the authority to order expedited discovery and shall set a hearing within ninety (90) days following the arbitrator’s appointment as arbitrator by the AAA.  The arbitrator shall render an award and decision not later than thirty (30) days following the closing of the arbitration hearing.  Judgment on any arbitration award may be entered in any court of competent jurisdiction.  The prevailing party in any arbitration hearing shall also be entitled to recover his/its costs and attorneys’ fees. IN ENTERING INTO THIS AGREEMENT AND AGREEING TO THE ARBITRATION PROVISIONS OF THIS SECTION 10, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(b)Governing Law.  This Agreement and any disputes, claims or defenses arising under it will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that State.
11.Section 409A of the Code.
(a)Compliance.  The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.  The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.
(b)Six Month Delay for Specified Employees.  If any payment, compensation or other benefit provided to the Executive in connection with his employment termination is

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determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after the Executive’s date of termination or, if earlier, the Executive’s death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(c)Termination as a Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
(d)Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(e)Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
12.Miscellaneous.
(a)Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)Notices.  Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered, mailed by certified or registered mail, return receipt requested, or by email transmission.  The parties agree that any notices shall be given at the following addresses; provided that the parties may change, at any time and from time to time,

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by written notice to the other, the address which it or he had previously specified for receiving notices:

If to the Executive:

at the Executive’s primary residential address
as shown on the records of the Company

Email: [***]

If to the Company:

at the Company’s corporate headquarters
Attention: Office of the General Counsel

with a copy to:

Michael Crawford, Chairman of the Board
199 Water Street, FL 28
New York, NY 10038

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)Compliance with Dodd-Frank.  All payments under this Agreement, if and to the extent they are subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shall be subject to any incentive compensation policy established from time to time by the Company to comply with the Dodd-Frank Act. The Executive acknowledges and agrees that the Company may from time to time establish incentive compensation policies that may apply to this Agreement and the awards contemplated hereunder and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of any such incentive compensation policies from and after the effective date thereof to the extent required by securities and/or exchange rules and regulations.
(f)No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the Company’s right to terminate the Executive for Cause pursuant to Section 3 (subject to Executive’s right to challenge such determination in accordance with the provisions set forth in Section 3), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

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(g)No Strict Construction.  It is the parties’ intention that this Agreement not be construed more strictly with regard to the Executive or the Company.
(h)Entire Agreement.  This Agreement shall supersede any other employment or severance agreement or similar arrangements between the parties, and shall supersede any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, relating to the subject matter hereof.  In the event of any inconsistency or conflict between any terms, definitions or conditions of this Agreement and the terms, definitions or conditions of any other agreement, the terms, definitions and conditions of this Agreement shall govern and control.
(i)Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(j)Section References; Captions.  Any reference to a “Section” herein is a reference to a section of this Agreement unless otherwise stated.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

Exhibit 10.2

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board or other duly authorized governing body, the Company has caused these presents to be executed in its name on its behalf, all effective as of the Effective Date.

EXECUTIVE:

/s/ Matthew Partridge

Matthew Partridge

SEAPORT ENTERTAINMENT GROUP INC.:

By /s/ Michael Crawford

Name: Michael Crawford

Title: Chairman of the Board of Directors